UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

December 19, 2019
(Date of Report - Date of Earliest Event Reported)
FIRSTCASH, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-10960	75-2237318
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 West 7th Street	Fort Worth	Texas	76126
(Address of principal executive offices, including zip code)

(817) 335-1100
(Registrant’s telephone number, including area code)

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	FCFS	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 19, 2019, FirstCash, Inc. (the “Company”) entered into the Third Amendment to Amended and Restated Credit Agreement for its existing unsecured bank credit facility (the “Credit Facility”) to increase the total lender commitment, extend its term and amend certain financial covenants.

Under the amended Credit Facility, the total lender commitment increased from $425 million to $500 million through an incremental commitment from a new participating lender in the Credit Facility. The term of the Credit Facility, which previously matured on October 4, 2023, was extended through December 19, 2024 but would accelerate to 90 days prior to the maturity of the Company’s senior unsecured notes due June 1, 2024 if the Company’s senior unsecured notes had not been refinanced or otherwise extended past December 19, 2024 by such date.

Certain financial covenants in the Credit Facility were amended, including a temporary increase in the permitted domestic leverage ratio from 4.0 to 4.5 times domestic EBITDA, adjusted for certain customary items as more fully set forth in the Credit Facility (“Adjusted Domestic EBITDA”), through December 31, 2020 and to 4.25 times Adjusted Domestic EBITDA from January 1, 2021 through December 31, 2021 and a temporary decrease in the consolidated leverage ratio from 3.0 to 2.75 times consolidated EBTIDA, adjusted for certain customary items as more fully set forth in the Credit Agreement, through December 31, 2021. The temporary changes to the leverage ratios will revert to the previous ratios effective January 1, 2022. In addition, the amendment allows for a permanent exclusion of up to $50 million in parent guaranteed indebtedness of foreign subsidiaries from funded indebtedness used in the calculation of the domestic leverage ratio.

The Credit Facility remains unsecured and continues to bear interest at the Company’s option of either (i) the prevailing London Interbank Offered Rate (“LIBOR”) (with interest periods of 1 week or 1, 2, 3 or 6 months at the Company’s option) plus a fixed spread of 2.5% or (ii) the prevailing prime or base rate plus a fixed spread of 1.5%. The amended facility provides for a customary methodology for determining a replacement benchmark rate and fixed spread in the event that LIBOR becomes unavailable to use as a benchmark rate.

The preceding description of the Third Amendment to Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Third Amendment to Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 hereto, and incorporated into this report by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above and the full text of the Third Amendment to Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1, are incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:
10.1
Third Amendment to Amended and Restated Credit Agreement, dated December 19, 2019, between FirstCash, Inc., certain subsidiaries of the borrower from time to time party thereto, the lenders party thereto, and Wells Fargo Bank, National Association.

101.INS	XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 19, 2019	FIRSTCASH, INC.
(Registrant)

/s/ R. DOUGLAS ORR
R. Douglas Orr
Executive Vice President and Chief Financial Officer
(As Principal Financial and Accounting Officer)

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